EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos.333-134005, 333-188568, 333-166764, 333-140992 and 333-140991) of Crown Holdings, Inc. of our report dated February 26, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for pension and other postretirement benefit costs and certain cash receipts and payments discussed in Note A and the change in the Company’s reportable segments discussed in Note V, as to which the date is December 6, 2018, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

December 6, 2018